EXHIBIT 99.1

PNM Resources, PNM Expand Revolving Credit Facilities
 Moves provide flexibility, borrowing capacity for subsidiaries

(ALBUQUERQUE, N.M.) - PNM Resources (NYSE: PNM) today announced it has closed a $600 million revolving credit facility that increases the size and extends the maturity through August 15, 2010 of its current $400 million facility. The new credit facility, which has options for one and two year additional extensions, includes 19 lenders and is led by Bank of America and Wachovia Bank.

In addition, PNM Resources' New Mexico electric and gas utility, PNM, entered into a new credit facility to replace its existing $300 million facility.  The new $400 million facility is for a one-year term. Upon receiving approval by the New Mexico Public Regulation Commission, the term will be extended through August 17, 2010. Wachovia Bank and Union Bank of California lead the new PNM credit facility, which also has options to extend the maturity for an additional two years.

"The changes to the credit facilities provide PNM Resources and our subsidiaries substantially greater flexibility and borrowing capacity," said Terry Horn, PNM Resources vice president, corporate secretary and acting chief financial officer. "We're also taking advantage of markets that are currently very attractive to improve terms, conditions and costs, rather than waiting until the facilities mature."

Under the PNM Resources transaction, First Choice Power's borrowing capacity will be increased by $200 million to $300 million to support that company's future business activities, Horn said.  First Choice Power is PNM Resources' deregulated competitive retail electric provider in Texas.

PNM Resources' transaction does not require state regulatory approval. PNM will ask state regulators to approve the extension of PNM's new credit facility beyond the initial one-year term.  The facilities can be used for power plant improvements, expansion of generation resources and other general corporate purposes.

Background: PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with consolidated operating revenues of $2.3 billion. Through its utility and energy service subsidiaries, PNM Resources supplies electricity to 725,000 homes and businesses in New Mexico and Texas and natural gas to 471,000 customers in New Mexico. Its utility subsidiaries are PNM and Texas-New Mexico Power. Other subsidiaries include First Choice Power, a deregulated competitive retail electric provider in Texas, and Avistar, an energy research and development company. PNM Resources and its subsidiaries also sell power on the wholesale market in the West.  For more information, visit PNMResources.com.